Exhibit (a)(1)(vi)

FORM OF EMAIL CONFIRMING RECEIPT OF ELECTION

TO:	[ ]
FROM:	info@mail.infiniteequity.com
SUBJECT:	Option Exchange Election Confirmation
DATE:	[ ]

OPTION EXCHANGE PROGRAM

Your Option Exchange election has been recorded as follows:

Name: [Name]

Employee ID: [Employee ID]

Date and Time: [Date/time]

Grant ID	Grant Date	Grant Type	Grant Price	Shares Underlying Option Grant*	Vested Options as of 2/27/2024**	Replacement Options***	Election

*	This column displays the number of shares of our common stock subject to the stock option grant as of February 27, 2024 (assuming no exercise or early termination occurs, through February 27, 2024).
**

This column displays the number of vested shares of our common stock subject to the stock option grant as of February 27, 2024 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through February 27, 2024).

***	The replacement options will vest on the 1 year anniversary of the grant date if the original options were vested or would vest within 12 months, otherwise they will vest as originally scheduled.

We strongly encourage you to print this email and keep it for your records.

If the above is not your intent, you may log back into the option exchange website (www.myoptionexchange.com) to change your election on or before February 27, 2024 at 11:59 P.M. Eastern Time.

If you have questions about the Option Exchange or this confirmation notice, please contact aligos@infiniteequity.com.

Please do NOT reply to this email. This mailbox is not monitored and you will not receive a response.

The Exchange Offer is being made pursuant to the terms and conditions set forth in the Company’s Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission that were sent to eligible option holders and are available free of charge at www.sec.gov or on the Exchange Offer website located at: www.myoptionexchange.com. You should read these written materials carefully because they contain important information about the Exchange Offer, including risks related thereto.